EXHIBIT (n)(1)(b)

Schedule A

Schedule of Share Classes, Annual 12b-1 Distribution Fees and Shareholder Servicing Fees

(as a % of average daily net assets)

May 1, 2016

Distribution Fees
	Initial	ADV	Institutional
Eaton Vance Variable Trust
Eaton Vance VT Bond Fund	0.25	N/A	N/A
Eaton Vance VT Large-Cap Value Fund	0.25	N/A	N/A
Eaton Vance VT Floating-Rate Fund	0.25	N/A	N/A
Shareholder Servicing Fees
Eaton Vance VT Bond Fund	0.25	0.25	N/A
Eaton Vance VT Large-Cap Value Fund	0.25	0.25	N/A
Eaton Vance VT Floating-Rate Fund	0.25	0.25	N/A